Exhibit 99.1

Legacy Housing Corporation Reports Second Quarter 2022 Financial Results and Regains Compliance with SEC Filings

BEDFORD, Texas, September 23, 2022 -- Legacy Housing Corporation (the "Company” or “Legacy", NASDAQ: LEGH) today announced its financial results for the Second quarter ended June 30, 2022.

Financial Highlights:

Comparison of Six Months ended June 30, 2022, and 2021

◾	Revenue was $124.1 million, an increase of 40.2% from 2021 1H revenue of $88.5 million.
◾	Income before tax was $40.7 million, an increase of 45.2% from 2021 1H income before tax of $28.1 million.
◾	Net income was $33.4 million, an increase of 42.8% from 2021 1H net income of $23.3 million.
◾	Fully diluted earnings per share was $1.35, an increase of 40.1% from 2021 1H earnings per share of $0.96.

Duncan Bates, President and Chief Executive Officer, stated: “Our team has been running hard all summer to publish Legacy’s delayed SEC filings and regain NASDAQ compliance. Ron Arrington has done a nice job leading the accounting department and working with our new auditors. Legacy plans to file its Third quarter results on-time and will resume quarterly earnings calls with investors beginning next quarter. With this hurdle behind us, I look forward to working with Curt and Kenny to execute Legacy’s growth plan and create value for our shareholders.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Legacy Housing Corporation

Legacy builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores. The Company also sells directly to manufactured housing communities. Legacy is the sixth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $140,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Shane Allred, Director of Financial Reporting, (817) 799-4900
investors@legacyhousingcorp.com

or

Investor Inquiries:
Duncan Bates, (817) 799-4837
duncanbates@legacyhousingcorp.com

Media Inquiries:
Kira Hovancik, (817) 799-4905
pr@legacyhousingcorp.com